NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN’S 2011 ANNUAL MEETING OF STOCKHOLDERS

NEW YORK, NEW YORK (May 10, 2011) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) will hold its 2011 Annual Meeting of Stockholders today.  Frederick M. Danziger, Griffin’s President and Chief Executive Officer, will update stockholders at the Annual Meeting on Griffin’s current activities.  Mr. Danziger will state that at Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”), the principle efforts continue to be the rebalancing of its inventories and increasing the percentage of Imperial’s sales to its garden center customer segment, which provides Imperial a higher gross profit on sales than Imperial’s other customer segments.  Mr. Danziger will report that sales to garden center customers are expected to account for approximately 63% of Imperial’s total plant sales this spring, as compared to approximately 54% of total spring sales four years ago.  Mr. Danziger will report that Imperial is continuing its efforts to broaden its product mix to support its goal of increasing sales to the garden center customer segment.  The broadening of the product mix is in conjunction with a reduction of Imperial’s production of rhododendron, the largest contributor to Imperial’s sales, which is expected to result in raising the average selling prices of rhododendrons over the long-term.

Mr. Danziger will report that Imperial expects to reduce the amount of its inventory reserves for the plants lost due to the collapse of hoop houses from snow load this past winter, as was reported in Griffin’s first quarter results.  The actual plant losses, as determined in the second quarter after the covering plastic was removed from the collapsed hoop houses, are expected to be approximately $200,000 to $250,000 less than the $550,000 reserved for at the end of the first quarter.  This adjustment to Imperial’s inventory reserves will be included in Griffin’s second quarter operating results.  Mr. Danziger reported that he expects Imperial to incur an operating loss for this fiscal year, but, including the rent from the Florida farm being leased to another grower, Imperial is expected to be approximately break-even on a cash flow basis.

Mr. Danziger will then discuss Griffin’s real estate business, Griffin Land.  Mr. Danziger will state that Griffin Land will continue to emphasize the leasing of its existing vacant space in its Connecticut properties and seeking build-to-suit projects for the warehouse/industrial sector.  Mr. Danziger will report that thus far this year, Griffin Land has signed a new lease for approximately 11,000 square feet of previously vacant office/flex space, and while there have been inquiries for space in Griffin Land’s warehouse/industrial buildings, there have not been any new leases for such space, although there are some outstanding offers made by Griffin Land in response to requests for proposals.  Mr. Danziger will state that thus far this year, Griffin Land has entered into lease renewals for approximately 69,000 square feet, mostly for warehouse/industrial space that were scheduled to expire at the end of this year, and has also entered into an early lease renewal for 9,000 square feet of flex space that was scheduled to expire at the end of 2012.  Mr. Danziger will also report that Griffin Land has received verbal assurance from a tenant on a two-year renewal of 105,000 square feet of industrial space that is scheduled to expire at the end of this year.

Mr. Danziger will state that the acquisitions, made in 2010, of an industrial building and undeveloped land in Pennsylvania’s Lehigh Valley have provided a very favorable start for expansion of Griffin Land’s industrial properties business into new markets within driving distance of Hartford and New York City.  Mr. Danziger will report that Griffin Land has obtained revised approvals for development of the acquired land that is expected to result in lower development costs.  Mr. Danziger will state that Griffin Land expects to start site work on its Pennsylvania land later this spring and will determine whether to start construction on a building based on an evaluation of demand.

Mr. Danziger will report that land sales for subdivision continues to reflect the weak housing market.  Griffin Land is continuing to work toward obtaining the required remaining approvals for its proposed residential development, Meadowood, but does not expect to offer that property for sale until housing demand improves, which Griffin Land does not expect for a couple of years.  Mr. Danziger then stated that Griffin Land is hopeful of finding attractively priced industrial land and/or buildings outside of the Hartford area, but has not yet identified a property for acquisition in the near-term.  Mr. Danziger will then state that financing for such an acquisition is expected to come from the proceeds of putting Griffin Land’s unleveraged warehouse to the tenant in that building, Raymour & Flanigan.  Mr. Danziger will state that although such a sale is not certain, we expect that the put would be accepted by the tenant.  Mr. Danziger will conclude his report by stating that over the long-term, the expansion outside of the Hartford market is expected to play a significant role in Griffin Land’s growth while we continue to develop the properties currently held in the Hartford area.

Griffin operates a real estate business, Griffin Land, and Imperial Nurseries, Inc., its landscape nursery business.  Griffin also has investments in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange, and Shemin Nurseries Holding Corp., a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved, particularly with respect to 2011 operating results and cash flows of Imperial, increasing Imperial’s sales to its garden center customer segment, the amount of inventory reserves at Imperial, the state of the real estate market, the leasing of vacant space, the renewal of leases scheduled to expire this year, obtaining final approvals for Meadowood, the acquisition of undeveloped land and/or buildings in the real estate business, Griffin Land’s sale of one of its warehouse buildings to the building’s tenant, and other statements that are not historical facts.  The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements.  Important factors that could affect the outcome of the events set forth in these statements are described Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 27, 2010.  Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.